Exhibit 4.54

EQUITY OPTION AGREEMENT

This Equity Option Agreement (this “Agreement”) is entered in Beijing, the People’s Republic of China (“PRC,” excluding the Hong Kong Special Administrative Region, the Macao Special Administrative Region and Taiwan, for the purposes of this Agreement) and dated August 18 of 2017, by and between the following parties:

(1)	PARTY A: Shanghai Renren Automobile Technology Company Limited. (the “WFOE”)

Registered Address: Room 917-918,No 328,Jiajian Road, Jiading District, Shanghai, China

Legal Representative: Liu Jian

and

(2)	PARTY B: Yi Rui (the “Grantor”)

PRC Identification Card No: 110105196905084166

Address: No.604 of Third Floor, No.22 of Beiwaxili, Haidian District, Beijing, China

(individually, a “Party” and collectively, the “Parties”)

WHEREAS:

A.	The WFOE is a wholly foreign-owned enterprise, duly established and registered in Shanghai under the laws of the PRC.

B.	The Grantor currently holds 1% of the registered capital of Shanghai Jieying Automobile Sales Co., Ltd. (the “VIE Company”), a limited liability company with a registered capital of RMB 50,000,000 (the “Equity Interests”).

C.	The Grantor entered into a Loan Agreement with the WFOE on 【】 (the “Loan Agreement”), pursuant to which the WFOE extended a loan in the amount of RMB 500,000 to the Grantor (the “Loan”).

D.	The Grantor has agreed to grant exclusively to the WFOE an option to acquire the Equity Interest that has been registered in his name, subject to the terms and conditions set forth below.

Therefore, through friendly negotiation based on equal and mutual benefit, the Parties agree as follows:

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SECTION 1: GRANT OF THE OPTION

1.1	Grant of Option

The Grantor hereby grants to the WFOE an option (the “Option”) to acquire all or portion of his Equity Interest at the price equivalent to the lowest price then permitted by PRC laws, and the WFOE shall make payment of such price by cancelling all or a same portion of the Loan. The Option shall become vested as of the date of this Agreement.

1.2	Term

This Agreement shall take effect as of the Effective Date and shall remain in full force and effect until the earlier of (1) the date on which all of the Equity Interests have been acquired by the WFOE directly or through its designated representative (individual or legal person); or (2) the unilateral termination by the WFOE (at its sole and absolute discretion), by giving 30 days prior written notice to the Grantor of its intention to terminate this Agreement.

1.3	Consideration of Option

The Grantor acknowledges that the WFOE’s provision of the Loan to the Grantor is deemed to be the consideration for the grant of the Option, the sufficiency and payment of which have been acknowledged and recognized.

1.4	Effective Date

This Agreement shall be effective upon its being signed by the parties hereunder (“Effective Date”).

SECTION 2: EXERCISE OF THE OPTION AND ITS CLOSING

2.1	Timing of Exercise

2.1.1	The Grantor agrees that the WFOE in its sole discretion may at any time, and from time to time after the date hereof, exercise the Option granted by the Grantor, in whole or in part, to acquire all or any portion of his Equity Interest.

2.1.2	For the avoidance of doubt, the Grantor hereby agrees that the WFOE shall be entitled to exercise the Option granted by the Grantor for an unlimited number of times, until all of his Equity Interest have been acquired by the WFOE.

2.1.3	The Grantor agrees that the WFOE may designate in its sole discretion any third party to exercise the Option granted by the Grantor on its behalf, in which case the WFOE shall provide written notice to the Grantor at the time the Option granted by the Grantor is exercised.

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2.2	Transfer

The Grantor agrees that the Option grant by him shall be freely transferable, in whole or in part, by the WFOE to any third party, and that, upon such transfer, the Option may be exercised by such third party upon the terms and conditions set forth herein, as if such third party were a party to this Agreement, and that such third party shall assume the rights and obligations of the WFOE hereunder.

2.3	Notice Requirement

2.3.1	To exercise an Option, the WFOE shall send a written notice to the Grantor, and such Option is to be exercised by no later than ten (10) days prior to each Closing Date (as defined below), specifying therein:

2.3.1.1	The date of the effective closing of such acquisition (a “Closing Date”);

2.3.1.2	the name of the person in which the Equity Interests shall be registered;

2.3.1.3	the amount of Equity Interest to be acquired from the Grantor;

2.3.1.4	the type of payment; and

2.3.1.5	a letter of authorization, if a third party has been designated to exercise the Option.

2.3.2	For the avoidance of doubt, it is expressly agreed among the parties that the WFOE shall have the right to exercise the Option and elect to register the Equity Interest in the name of another person as it may designate from time to time.

2.4	Closing

On each Closing Date, the WFOE shall make payment by cancelling all or a portion of the Loan payable by the Grantor to the WFOE, in the same proportion that the WFOE or its designated party acquires the Equity Interest held by the Grantor.

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SECTION 3: COMPLETION

3.1	Capital Contribution Transfer Agreement

Concurrently with the execution and delivery of this Agreement, and from time to time upon the request of the WFOE, the Grantor shall execute and deliver one or more capital contribution transfer agreements, each in the form and content substantially satisfactory to the WFOE (each, a “Transfer Agreement”), together with any other documents necessary to give effect to the transfer to the WFOE or its designated party of all or any part of the Equity Interest upon an exercise of the Option by the WFOE (the “Ancillary Documents”). Each Transfer Agreement and the Ancillary Documents are to be kept in the WFOE’s possession.

The Grantor hereby agrees and authorizes the WFOE to complete, execute and submit to the relevant company registrar any and all Transfer Agreements and the Ancillary Documents to give effect to the transfer of all or any part of the Equity Interest upon an exercise of the Option by the WFOE at its sole discretion where necessary and in accordance with this Agreement.

3.2	Board Resolution

Notwithstanding Section 3.1 above, concurrently with the execution and delivery of this Agreement, and from time to time upon the request of the WFOE, the Grantor shall execute and deliver one or more resolutions of the board of directors and/or shareholders of the VIE Company, approving the following:

3.2.1	The transfer by the Grantor of all or part of the Equity Interest held by the Grantor to the WFOE or its designated party; and

3.2.2	any other matters as the WFOE may reasonably request.

Each Resolution is to be kept in the WFOE’s possession.

3.3	Waiver of Right of First Refusal

Upon the prior written request of the WFOE, the Grantor shall waive any and all of his right of first refusal or other preemptive rights provided under the PRC laws or the articles of association of the VIE Company with respect to the equity transfer conducted by any other shareholder of the VIE Company.

3.4	Return of Additional Consideration

If the WFOE or any transferee designated by the WFOE is required by applicable laws or competent authorities to pay any additional consideration (i.e., the transfer price is higher than the relevant registered capital of the VIE Company corresponding to the Equity Interest being transferred) to the Grantor for its exercise of the Options, the Grantor agrees to return any and all of such additional consideration to the WFOE or such transferee as soon as possible after the completion of such equity interest transfer.

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SECTION 4: REPRESENTATIONS AND WARRANTIES

4.1	Representations and Warranties

The Grantor represents and warrants to the WFOE that:

4.1.1	he has the full power and authority to enter into, and perform under, this Agreement;

4.1.2	his signing of this Agreement or fulfilling of any of his obligations hereunder does not violate any laws, regulations and contracts to which he is bound, or require any government authorization or approval;

4.1.3	there is no lawsuit, arbitration or other legal or government procedures pending which, based on his knowledge, shall materially and adversely affect this Agreement and the performance thereof;

4.1.4	he has disclosed to the WFOE all documents issued by any government department that might cause a material adverse effect on the performance of his obligations under this Agreement;

4.1.5	he has not been declared bankrupt by a court of competent jurisdiction;

4.1.6	save as disclosed to the WFOE, his Equity Interest is free and clear from all liens, encumbrances and third party rights;

4.1.7	he will not transfer, donate, pledge, or otherwise dispose of his Equity Interest in any way unless otherwise agreed by the WFOE;

4.1.8	the Option granted to the WFOE by him shall be exclusive, and he shall in no event grant the Option or any similar rights to a third party by any means whatsoever; and

4.1.9	the Grantor further represents and warrants to the WFOE that he owns 70% of the Equity Interest of the VIE Company. The Parties hereby agree that the representations and warranties set forth in Sections 4 (except for Section 4.1.9) shall be deemed to be repeated as of each Closing Date as if such representation and warranty were made on and as of such Closing Date.

4.2	Covenants and Undertakings

The Grantor covenants and undertakes that:

4.2.1	he will complete all such formalities as are necessary to make the WFOE or its designated party a proper and registered shareholder of the VIE Company. Such formalities include, but are not limited to, assisting the WFOE with the obtaining of necessary approvals of the equity transfer from relevant government authorities (if any), the submission of the Transfer Agreement(s) to the relevant administration for industry and commerce for the purpose of amending the articles of association, changing the shareholder register and undertaking any other changes;

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4.2.2	he will, upon request by the WFOE, establish a domestic entity to hold the interests in the VIE Company as a Chinese joint venture partner in case the VIE Company is restructured into a foreign-invested telecommunication enterprise; and

4.2.3	he will not amend the articles of association, increase or decrease the registered capital, sell, transfer, mortgage, create or allow any encumbrance or otherwise dispose of the assets, business, revenues or other beneficial interests, incur or assume any indebtedness, or enter into any material contracts, except in the ordinary course of business (for the purpose of this paragraph, any contract with a value exceeding RMB 100,000 shall be deemed to be a material contract).

SECTION 5: TAXES

Any taxes and duties that might arise from the execution and performance of this Agreement, including any taxes and expenses incurred by and applicable to the Grantor as a result of the exercise of the Option by the WFOE or its designated party, or the acquisition of the Equity Interest from the Grantor, will be borne by the WFOE.

SECTION 6: GOVERNING LAW AND DISPUTE SETTLEMENT

6.1	Governing Law

The execution, validity, performance and interpretation of this Agreement shall be governed by and construed in accordance with the laws of the PRC.

6.2	Friendly Consultation

If a dispute arises in connection with the interpretation or performance of this Agreement, the Parties shall attempt to resolve such dispute through friendly consultations between them or mediation by a neutral third party.

If the dispute cannot be resolved in the aforesaid manner within thirty (30) days after the commencement of such discussions, either Party may submit the dispute to arbitration.

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6.3	Arbitration

Any dispute arising in connection with this Agreement shall be submitted to the China International Economic and Trade Arbitration Commission (“CIETAC”) Beijing headquarter for arbitration. The arbitration shall follow the then current rules of CIETAC, and the arbitration proceedings shall be conducted in Chinese and shall take place in Beijing. The arbitration award shall be final and binding upon the parties. This article shall not be affected by the termination or elimination of this Agreement.

6.4	Matters not in Dispute

In case of any disputes arising out of the interpretation and performance of this Agreement or any pending arbitration of such dispute, each Party shall continue to perform their obligations under this Agreement, except for the matters in dispute.

SECTION 7: CONFIDENTIALITY

7.1	Confidential Information

The contents of this Agreement and the annexes hereof shall be kept confidential. No Party shall disclose any such information to any third party (except for the purpose described in Section 2.2 and by prior written agreement among the parties). Each Party's obligations under this clause shall survive the termination of this Agreement.

7.2	Exceptions

If a disclosure is explicitly required by law, any courts, arbitration tribunals, or administrative authorities, such disclosure by any Party shall not be deemed a violation of Section 7.1 above.

SECTION 8: MISCELLANEOUS

8.1	Entire Agreement

8.1.1	This Agreement constitutes the entire agreement and understanding among the Parties in respect of the subject matter hereof and supersedes all prior discussions, negotiations and agreements among them. This Agreement shall only be amended by a written instrument signed by all the parties.

8.1.2	The appendices attached hereto shall constitute an integral part of this Agreement and shall have the same legal effect as this Agreement.

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8.2	Notices

8.2.1	Unless otherwise designated by the other Party, any notices or other correspondences among the parties in connection with the performance of this Agreement shall be delivered in person, by express mail, e-mail, facsimile or registered mail to the following correspondence addresses and fax numbers:

Shanghai Renren Automobile Technology Company Limited.

Address:	Room 917-918,No 328,Jiajian Road, Jiading District, Shanghai, China
Fax:	86-10-64362600
Tel	86-10-84481818
Addressee	Liu Jian

Yi Rui

Address:	No.604 of Third Floor, No.22 of Beiwaxili, Haidian District, Beijing, China
Fax:	86-10-64362600
Tel:	86-10-84481818

8.2.2	Notices and correspondences shall be deemed to have been effectively delivered:

8.2.2.1	at the exact time displayed in the corresponding transmission record, if delivered by facsimile, unless such facsimile is sent after 5:00 pm or on a non-business day in the place where it is received, in which case the date of receipt shall be deemed to be the following business day;

8.2.2.2	on the date that the receiving Party signs for the document, if delivered in person (including express mail);

8.2.2.3	on the fifteenth (15th) day after the date shown on the registered mail receipt, if sent by registered mail;

8.2.2.4	on the successful printing by the sender of a transmission report evidencing the delivery of the relevant e-mail, if sent by e-mail.

8.3	Binding Effect

This Agreement, upon being signed by the parties or their duly authorized representatives, shall be binding on the parties and their successors and assigns.

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8.4	Language and Counterparts

This Agreement shall be executed in two (2) originals in English, with one (1) original for each party.

8.5	Days and Business Day

A reference to a day herein is to a calendar day. A reference to a business day herein is to a day on which commercial banks are open for business in the PRC.

8.6	Headings

The headings contained herein are inserted for reference purposes only and shall not affect the meaning or interpretation of any part of this Agreement.

8.7	Singular and Plural

Where appropriate, the plural includes the singular and vice versa.

8.8	Unspecified Matter

Any matter not specified in this Agreement shall be handled through mutual discussions among the parties and stipulated in separate documents with binding legal effect, or resolved in accordance with PRC laws.

8.9	Survival of Representations, Warranties, Covenants and Obligations

The respective representations, warranties, covenants and obligations of the parties, as set forth in this Agreement or made by or on behalf of them, respectively, pursuant to this Agreement, shall remain in full force and effect, regardless of any investigation (or any statement as to the results thereof) made by or on behalf of any party, and shall survive the transfer and payment for the Equity Interest.

This Agreement has been signed by the parties or their duly authorized representatives on the date first specified above.

[The space below is intentionally left blank.]

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed on their behalf by a duly authorized representative as of the date first written above.

PARTY A: Shanghai Renren Automobile Technology Company Limited.

(Company Seal: /s/ Shanghai Renren Automobile Technology Company Limited.)

By:	/s/ Liu Jian
Authorized Representative: Liu Jian

PARTY B: Yi Rui

By:	/s/ Yi Rui

[SIGNATURE PAGE TO EQUITY OPTION AGREEMENT]

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